Exhibit 4.1

DATED: [•], 2013

DEED OF NON-COMPETITION

BY

 FEISHANG GROUP LIMITED

LAITAN INVESTMENTS LIMITED

MR. LI FEILIE (李非列)

and

GUIZHOU FEISHANG ENERGY CO., LTD.

in favour of

FEISHANG ANTHRACITE RESOURCES LIMITED

1

2

THIS DEED is dated the [•] day of [•] 2013 and made

BY:

(1)                                 FEISHANG GROUP LIMITED, an exempted company incorporated in the British Virgin Islands on January 3, 1997 whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“Feishang”);

(2)                                 LAITAN INVESTMENTS LIMITED, a BVI Business Company incorporated with limited liability under the laws of the British Virgin Islands with its registered office at P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“Laitan”);

(3)                                 MR. LI FEILIE (李非列), holder of Macao ID card number 1372402 (6), whose residential address is at 18A, Huaxuge, Huafu, No.1 Xiangmihu, 1089 Xiangmei Road, Futian District, Shenzhen, Guangdong, the People’s Republic of China; and

(4)                                 GUIZHOU FEISHANG ENERGY CO. LTD., a company organized in the People’s Republic of China whose address is 25/F, B2 Building, Qilong Business Tower, Chengxin South Road, Guanshan Lake District, Guiyang City, Guizhou Province 550000, the People’s Republic of China (“Feishang Energy”).

IN FAVOUR OF:

(5)                                 FEISHANG ANTHRACITE RESOURCES LIMITED, a company incorporated in the British Virgin Islands with limited liability whose registered office is P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands, for itself and as trustee for its Subsidiaries (the “Company”).

WHEREAS:

(A)                               The Company and its Subsidiaries (the “Group”) are principally engaged in the business of the acquisition and exploitation of anthracite coal mining rights (including the exploration, construction, development and operation of anthracite coal mines) located in Guizhou province in the PRC.

(B)                               Application has been made by the Company to the Listing Committee of the Stock Exchange for the listing of, and permission to deal in, the Shares on the Main Board of the Stock Exchange (the “Proposed Listing”).

(C)                               Feishang, Laitan and Mr. Li Feilie are, and will at the Effective Date continue to be, the Controlling Shareholders (as defined in the Listing Rules, and in Clause 1.1 of this Deed) of the Company. Feishang Energy is, and will at the Effective Date continue to be, an Affiliate of Mr. Li Feilie and is designated as an enterprise qualified to participate in the consolidation of coal mines in Guizhou province (a “Qualified Consolidator”).

(D)                               The Controlling Shareholders, Feishang Energy and the Company have agreed to enter into this Deed to facilitate the Proposed Listing.

NOW THIS DEED WITNESSETH as follows:

1.                                      DEFINITION AND INTERPRETATION

1.1.                            In this Deed, the following  expressions shall, unless the context otherwise requires,

have the following meanings:

“Affiliates”	has the meaning ascribed to it in Clause 2.1.1 to this Deed;

“Business Day”	means any day (other than a Saturday, Sunday or public holiday) on which banks in Hong Kong are generally open for normal banking business;

“Business Opportunity”

means: (i) in connection with any of the Relevant Business, any opportunity (whether arising by invitation or pursuant to open bidding in response to a “request for proposal” or otherwise) to participate in the development, ownership (whether entire or partial), management or operations of, or commercial returns from, such business which directly or indirectly competes or may so compete with the Relevant Business, whether such participation is direct or indirect and whether made by new commitment or by assumption of the existing position of any other parties; and (ii) any opportunity (whether arising by invitation or pursuant to open bidding in response to a “request for proposal” or otherwise) to participate in the acquisition or consolidation of coal enterprises;

“Controlling Shareholders”	means Feishang, Laitan and Mr. Li Feilie, and also has the meaning ascribed to it under the Listing Rules;

“Effective Date”	means the date of commencement of dealings in the Shares on the Main Board of the Stock Exchange;

“Group”	means the Company and its Subsidiaries from time to time;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Independent Directors”	means the independent non-executive directors of the Company who are appointed in accordance with the Listing Rules;

“Listing Rules”	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Listing Committee”	has the meaning ascribed to it under the Listing Rules;

“Non-Compete Period”

(i) in respect of the Controlling Shareholders, is specific to each of the Controlling Shareholders, and means the period commencing on the Effective Date and ending on the earlier of:

(a) the date on which the relevant Controlling Shareholder and/or their Affiliates ceases to be a controlling shareholder of the Company within the meaning of the Listing Rules;

(b) the date on which the Shares cease to be listed on the Stock Exchange; and

(c) the date on which the Group ceases to engage in the

Relevant Business; and

(ii) in respect of Feishang Energy only, means the period commencing on the Effective Date and ending on the later of the date on which (a) Feishang Energy ceases to be a Qualified Consolidator; and (b) it ceases to be an Affiliate of a Controlling Shareholder;

“PRC”	means the People’s Republic of China (excluding, for the purposes of this Deed, Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan);

“Relevant Business”	means the acquisition and exploitation of coal mining rights (including the exploration, construction, development and operation of coal mines) located in Guizhou province in the PRC;

“Restricted Activities”	shall have the meaning ascribed to it in Clause 2.1.1 to this Deed;

“Shares”	means shares in the capital of the Company or such other equity securities of the Company or any successor thereto which may exist after the date hereof;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited; and

“Subsidiary”	has the meaning ascribed to it under the Listing Rules.

1.2.                            In this Deed where the context admits:

(a)                                 any reference to a “person” includes any individual, company, corporation, firm partnership, joint venture, association, organization or trust (in each case, whether or not having separate legal personality) and references to any of the same shall include a reference to the others;

(b)                                 references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(c)                                  references to “this  Deed” or to any other agreement or document referred to in this Deed mean this deed or such other agreement or document as amended, varied, supplemented, modified or novated from time to time, and include the schedules; and

(d)                                 references to Clauses are references to clauses of this Deed.

1.3.                            The headings are inserted for convenience only and shall not affect the construction of this Deed.

2.                                      NON-COMPETITION UNDERTAKINGS

2.1.                            Each of the Controlling Shareholders and Feishang Energy hereby unconditionally and irrevocably undertakes to and for the benefit of the Group, except as specifically provided in this Deed, for the duration of their respective Non-Compete Periods:

2.1.1.                  not, and procure that their respective Subsidiaries or parties controlled by them either solely or jointly with another Controlling Shareholder or any other party (“Affiliates”) will not, either on their own account or in conjunction with or on behalf of any person, firm or company, directly or indirectly, be interested or engaged in or acquire or hold any right or interest (in each case whether as a shareholder, partner, agent or otherwise) in any business which directly or indirectly competes or may so compete with the Relevant Business (the “Restricted Activities”);

2.1.2.                  if any of them becomes aware of any Business Opportunity, notify the Group of such Business Opportunity forthwith. Such notification shall be in writing and shall include all relevant information and documents possessed by any of the Controlling Shareholders or Feishang Energy in respect of the Business Opportunity to enable the Group to evaluate the Business Opportunity; and

2.1.3.                  use its best endeavours to procure that such opportunities in Clause 2.1.2 are first offered to the Group on terms and conditions that are fair and reasonable.

2.2.                            Each of the Controlling Shareholders and Feishang Energy further unconditionally and irrevocably undertakes to grant to the Group the following options, except as specifically provided in this Deed, for the duration of their respective Non-Compete Periods, to acquire:

2.2.1.                 any existing coal mines in Guizhou province which are held by any Controlling Shareholder or Feishang Energy or any other coal mines in Guizhou which the Group chooses not to exercise its rights to acquire but which have been acquired by Feishang Energy in fulfilling its obligations as a Qualified Consolidator:

2.2.2.                 any interest in the relevant Controlling Shareholder’s or Feishang Energy’s business, including any business of their respective Affiliates, which directly or indirectly competes or is likely to compete with the Relevant Business; and

2.2.3.                 any interest in any business of a Controlling Shareholder or Feishang Energy or their respective Affiliates resulting from a Business Opportunity which has been offered to the Group, but has not been purchased by the Group, and has been retained by a Controlling Shareholder, Feishang Energy or their respective Affiliates, in each case, for consideration to be determined based on the valuation appraised by an independent qualified valuer to be jointly appointed by the relevant Controlling Shareholder or Feishang Energy on the one hand, and the Group on the other hand. The above options may be exercised at any time subject to any relevant laws, regulations and applicable listing rules and existing third party pre-emptive rights and the relevant Controlling Shareholder or Feishang Energy shall, following the exercise of such options by the Group, as soon as practicable and subject to any relevant laws, regulations and applicable listing rules and existing third party pre-emptive rights, do all acts and execute all documents necessary to effect such acquisition.

2.3.                            Each of the Controlling Shareholders and Feishang Energy further unconditionally and irrevocably undertakes to grant to the Group the following rights, except as specifically provided in this Deed, for the duration of their respective Non-Compete Periods:

2.3.1.                 in the case that any Controlling Shareholder or Feishang Energy (or any of their respective Affiliates) wishes to sell any existing business or develop any new business that directly or indirectly competes, or may so compete with the Relevant Business, the relevant Controlling Shareholder or Feishang Energy shall, and shall procure that their respective Affiliates shall, give the Group the first opportunity to acquire such businesses on terms and conditions that are fair and reasonable and that are not less favorable than the terms they would offer to other third party purchasers;

2.3.2.                 in the case that there is a Business Opportunity offered to any of the Controlling Shareholders, Feishang Energy or any of their respective Affiliates (including any coal mine in Guizhou province which Feishang Energy is requested by the relevant regulatory authorities to acquire or consolidate in fulfilling its obligations as a Qualified Consolidator), they shall notify the Group of such Business Opportunity and use their best efforts to ensure that the offeror first offers such Business Opportunity to the Group on terms and conditions that are fair and reasonable and that are not less favorable than the terms that such offeror would offer to the relevant Controlling Shareholder, Feishang Energy or any of their respective Affiliates, in each case, the Group may exercise such rights subject to any relevant laws, regulations and applicable listing rules and existing third party pre-emptive rights. The relevant Controlling Shareholder or Feishang Energy shall, following the exercise of such rights by the Group, as soon as practicable and subject to any relevant laws, regulations and applicable listing rules and existing third party pre-emptive rights, do all acts and execute all documents necessary to enable our rights to take effect.

2.4.                            Notwithstanding the provisions of this Clause 2, each of the Controlling Shareholders, Feishang Energy and their respective Affiliates may, during their respective Non-Compete Periods:

2.4.1.                  hold, directly or indirectly, securities of any company listed on the Stock Exchange or other recognized stock exchange which is primarily engaged in any Restricted Activity provided that the interests of the relevant Controlling Shareholder and its Affiliates or Feishang Energy and its Affiliates, in each case, in such company  represents in aggregate not more than 5% of the total issued share capital of such company and that the relevant Controlling Shareholder and its Affiliates or Feishang Energy and its Affiliates, in each case, individually or together, are not in control of the board of directors of such company; and/or

2.4.2.                  hold shares and other securities in the Group or in Feishang Energy; and/or

2.4.3.                  hold shares and other securities of any company listed on the Stock Exchange or other stock exchange whose primary business is not the Restricted Activity.

3.                                      FURTHER UNDERTAKINGS

Each of the Controlling Shareholders and Feishang Energy hereby further undertakes to the Company to provide an annual confirmation to confirm to the Company and its Independent Directors on their compliance and the compliance of their Affiliates (as relevant) with this Deed.

4.                                      INVALIDITY

4.1.                            While the restrictions contained in this Deed are considered reasonable in all circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen. Accordingly it is hereby agreed and declared that if any such restriction shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Group, but would be valid if part of the wording thereof were deleted, the said restrictions shall apply with such modifications as may be necessary to make it valid and effective.

4.2.                            Each of the Controlling Shareholders, Feishang Energy and their respective Affiliates hereby agrees that any failure by the Group to exercise or any delay by the Group in exercising any right, power of privilege under this Deed shall not in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

4.3.                            Each party confirms that it has received independent legal advice relating to all the matters provided for in this Deed and agrees that the provisions of this Deed are fair and reasonable.

5.                                      REVIEW AND COMPLIANCE

5.1.                            Each party acknowledges that the other party and its Subsidiaries may be required by applicable laws and regulations and the Listing Rules to disclose, from time to time, in, among others, public announcements and/or annual reports, information on any Business Opportunity or any decision regarding pursuing or declining to pursue any Business Opportunity pursuant to this Deed and information on the compliance and enforcement of this Deed, and each party agrees to such disclosure to the extent necessary for the other party and its Subsidiaries to comply with such requirements during the relevant Non-Compete Period.

5.2.                            Each party undertakes that, during the relevant Non-Compete Period, it shall as soon as practicable upon request by the other party, provide to the other party all such information as may reasonably be requested by the other party for its review and enforcement of this Deed.

6.                                      NOTICES

6.1.                            Any notice (which term shall in Clause 6 include any other communication) required to be given under this Deed or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing.

6.2.                            Any such notice shall be addressed as provided in Clause 6.3 below and may be:

6.2.1.                  personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address;

6.2.2.                  sent by pre-paid post within Hong Kong, in which case it shall be deemed to have been given two Business Days after the date of posting; or

6.2.3.                  sent by pre-paid air mail from or to any place outside Hong Kong, in which case it shall be deemed to have been given seven Business Days after the date of posting.

6.3.                            The address and other details of the parties referred to in this Deed are:

6.3.1.                  In the case of Feishang:

Address:  Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong

Fax No: +852 28106963

For the attention of:                                   Board of Directors

6.3.2.        In the case of Laitan:

Address:  Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong

Fax No: +852 28106963

For the attention of: Board of Directors

6.3.3.    In the case of Mr. Li Feilie:

Address:  18A, Huaxuge, Huafu, No.1 Xiangmihu, 1089 Xiangmei Road, Futian District, Shenzhen, Guangdong, the People’s Republic of China

Fax No: [•]

For the attention of:                                   Mr. Li Feilie

6.3.4.                  In the case of Feishang Energy:

Address:  25/F, B2 Building, Qilong Business Tower, Chengxin South Road, Guanshan Lake District, Guiyang City, Guizhou Province 550000, the People’s Republic of China

Fax No: [•]

For the attention of: Board of Directors

6.3.5.                  In the case of the Company:

Address:  Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong

Fax No: +852 28106963

For the attention of:                                   Board of Directors

6.4.                           Any party to this Deed may notify the other party of any change to the address or any of the other details specified in Clause 6.3, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

7.                                      COUNTERPARTS

This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Deed by e-mail attachment or telecopy shall be an effective mode of delivery.

8.                                      FURTHER ASSURANCES

Each party shall perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents as may be required by law or as may be necessary or reasonably required for the purpose of giving the other parties the full benefit of the provisions of this Deed.

9.                                      WHOLE AGREEMENT

This Deed sets out the whole agreement between the parties in respect of the subject matter hereof and supersedes any prior agreement (whether oral or written) relating to the same.  It is agreed that no party shall have any claim in respect of any agreement or arrangement so superseded.

10.                               ASSIGNMENT

Unless the other parties agree in writing, no party shall assign all or any of its rights under this Deed.

11.                               TIME OF THE ESSENCE

Time shall be of the essence of this Deed both as regards any dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Deed or by agreement in writing among the parties.

12.                               WAIVERS, RIGHTS AND REMEDIES

No failure or delay by any party in exercising any right or remedy provided by law or under this Deed shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

13.                               VARIATIONS

No amendment of this Deed shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

14.                               CONFIDENTIALITY

14.1.                     Subject to Clause 14.2, each party shall keep as strictly confidential and not disclose or use any information received or obtained by it as a result of entering into this Deed and any information relating to the provisions and subject matter of, and negotiations leading to, this Deed.

14.2.                     Clause 14.1 shall not prevent the disclosure or use by a party to the extent that it can demonstrate that:

(a)                                 the disclosure or use is required by law, any regulatory or governmental body (including any tax authority) or the rules and regulations of any internationally recognised stock exchange (including, but not limited to, disclosure of the terms of this Deed in any prospectus or offering document prepared by a party in connection with its listing on any internationally recognised stock exchange);

(b)                                 the disclosure or use is required for the purpose of any judicial proceedings arising out of this Deed;

(c)                                  the disclosure is made to professional advisers of the disclosing party on terms that such professional advisers undertake to comply with the provisions of Clause 14.1 in respect of such information as if they were a party to this Deed;

(d)                                 the disclosure is of information which has previously become publicly available other than by a breach of this Deed;

(e)                                  the other party has given its prior written consent to the disclosure or use; or

(f)                                   the disclosure is made pursuant to Clause 5.1.

15.                               COSTS

Except as otherwise provided in this Deed, each party shall be responsible for its own costs, charges and other expenses incurred in connection with the preparation, negotiation, entry into and performance of this Deed.

16.                               GOVERNING  LAW AND JURISDICTION

16.1.                     This Deed shall be governed by, and construed in accordance with, the laws of Hong Kong.

16.2.                     Each party to this Deed irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong and waives any objections to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

IN WITNESS WHEREOF this Deed has been duly executed by the parties and is intended to be and is hereby delivered on the date first above written.

SIGNED SEALED AND DELIVERED	)
by	)
the duly appointed lawful attorney(s) of	)	[seal and signature]
FEISHANG GROUP LIMITED,	)
Whose signature(s) is/are verified by:	)

Solicitor, Hong Kong SAR

SIGNED SEALED AND DELIVERED	)
by	)
the duly appointed lawful attorney(s) of	)	[seal and signature]
LAITAN INVESTMENTS LIMITED,	)
Whose signature(s) is/are verified by:	)

Solicitor, Hong Kong SAR

SIGNED, SEALED	)
and DELIVERED by LI FEILIE	)	[Signature and seal of Li Feilie]
in the presence of:	)

Name, address and signature of witness[es] —

Signature:

Name:

Address:

SIGNED SEALED AND DELIVERED	)
by	)
the duly appointed lawful attorney(s) of	)	[seal and signature]
GUIZHOU FEISHANG ENERGY CO.	)
LTD.	)
Whose signature(s) is/are verified by:	)

Solicitor, Hong Kong SAR

SIGNED SEALED AND DELIVERED	)
by	)
the duly appointed lawful attorney(s) of	)	[seal and signature]
FEISHANG ANTHRACITE	)
RESOURCES LIMITED,	)
Whose signature(s) is/are verified by:	)

Solicitor, Hong Kong SAR